Exhibit 23.1

Independent Registered Public Accounting Firm’s Consent

We consent to the incorporation by reference in the Registration Statement of FaZe Holdings, Inc. on Form S-8 (File No. 333-267756) of our report dated April 4, 2023, with respect to our audits of the consolidated financial statements of FaZe Holdings, Inc. as of December 31, 2022 and 2021 and for the years ended December 31, 2022 and 2021, which report is included in this Annual Report on Form 10-K of FaZe Holdings, Inc. for the year ended December 31, 2022.

Our report on the consolidated financial statements refers to a change in the reporting for certain talent costs and amortization of talent acquisition costs.

/s/ Marcum LLP

Marcum LLP

Costa Mesa, California

April 4, 2023